Exhibit 5.1

March 11, 2011	74494.00004
Gevo, Inc.
345 Inverness Drive South, Building C, Suite 310
Englewood, CO 80112
Re: Registration Statement on Form S-8
Ladies and Gentlemen:

We have acted as counsel to Gevo, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 6,751,194 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), comprised of (i) 2,894,265 shares of Common Stock issuable upon the vesting and exercise of options granted by the Company pursuant to the Company’s 2006 Omnibus Securities and Incentive Plan (the “2006 Plan”), (ii) 2,571,286 shares of Common Stock issuable upon the vesting and exercise of options to be granted by the Company pursuant to the Company’s 2010 Stock Incentive Plan (the “2010 Plan” and, together with the 2006 Plan, the “Option Plans”) and (iii) 1,285,643 shares of Common Stock issuable under the Employee Stock Purchase Plan (the “ESPP”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i) the Registration Statement;

(ii) the Amended and Restated Certificate of Incorporation of the Company, filed with the Office of the Secretary of State of the State of Delaware on February 11, 2011;

(iii) the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 4, 2010;

(iv) the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on August 5, 2005;

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(v)	the Amended and Restated Bylaws of the Company as presently in effect, as certified by an officer of the Company as of February 14, 2011;

(vi)	the Amended and Restated Bylaws of the Company as in effect as of July 15, 2005;

(vii)	resolutions adopted by the Board of Directors of the Company (the “Board”) on June 3, 2010;

(viii)	resolutions adopted by the Board on January 14, 2011;

(ix)	resolutions of the IPO/Offering Committee of the Board adopted on February 8, 2011;

(x)	action by written consent of the stockholders of the Company, dated as of February 4, 2011;

(xi)	resolutions adopted by the Board and the stockholders of the Company on January 25, 2006;

(xii)	the Option Plans, including the forms of agreement related thereto;

(xiii)	the ESPP; and

(xiv)	a certificate, dated as of March 10, 2011, from the Office of the Secretary of State of the State of Delaware, as to the existence and good standing of the Company in the State of Delaware.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on

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all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion set forth herein and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company. We have also assumed that the Shares will be sold for a price per share not less than the par value per share of the Common Stock, and that the individual issuances, grants or awards under the Option Plans and the ESPP will be duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Option Plans or the ESPP, as applicable (and the agreements and awards duly adopted thereunder and in accordance therewith).

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the Option Plans or the ESPP, as applicable, and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this opinion letter, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

This opinion letter is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion letter is rendered to you as of the date hereof, and we assume

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no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis, legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP